EXHIBIT 10.41

                            STOCK PURCHASE AGREEMENT

      This Stock Purchase Agreement ("Agreement") is made this 18th day of July, 1997, by and among Micro Warehouse, Inc., a corporation duly organized under the laws of the State of Delaware ("Buyer"), Online Interactive, Inc., a corporation duly organized under the laws of the State of Washington (the "Company"), Tim Choate and John Ballantine (referred to collectively as the "Major Shareholders"), and those other shareholders of the Company who become parties hereto by execution of a Stock Power Agreement (referred to collectively as the "Other Shareholders").

      WHEREAS, the Major Shareholders and the Other Shareholders, whose names and respective share ownership are set forth in Schedule 4.1 hereto (the Major Shareholders together with such persons or entities being hereinafter referred to as the "Sellers"), together are the owners of all of the issued and outstanding shares of the Company's capital stock (the "Shares"); and

      WHEREAS, Buyer desires to purchase the Shares pursuant to the terms and conditions set forth herein; and

      WHEREAS, Sellers desire to sell and transfer the Shares to Buyer pursuant to the terms and conditions set forth herein;

      NOW, THEREFORE, for and in consideration of the premises and mutual promises and covenants hereinafter contained, it is agreed between the parties as follows:

      1.    Sale of Shares.

            Subject to the terms and conditions set forth herein, Sellers shall sell, assign, convey, transfer and set over to Buyer, and Buyer shall purchase, assume and accept from Sellers, free and clear of any and all liens, claims, encumbrances, liabilities, obligations, security interests and debts, full, complete and marketable title to the Shares.

      2.    Delivery of Certificates.

            On the date of the closing of the transactions contemplated herein (the "Closing" or the "Closing Date"), (i) Sellers shall deliver to Buyer a certificate or certificates evidencing ownership of the Shares (the "Certificates"); (ii) the Major Shareholders shall deliver to Buyer stock powers executed and duly endorsed for transfer of the Shares owned by them to Buyer; and (iii) the Other Shareholders shall deliver to Buyer stock power agreements in the form attached hereto as Exhibit A ("Stock Power Agreements"), executed and duly endorsed by Sellers for transfer of the Shares to Buyer.

      3.    Payments.

            3.1 Base Purchase Price. As consideration for the Shares being purchased hereby, Buyer shall at Closing pay to Major Shareholders as agents for Sellers, subject to the escrow as set forth in Paragraph 3.3 hereinbelow, by bank or certified check or by wire transfer of funds the aggregate sum of Thirteen Million Two Hundred Thousand Dollars ($13,200,000) (the "Base Purchase Price"). Major Shareholders shall promptly distribute the Base Purchase Price, less a reasonable reserve (the "Closing Reserve") for payment of expenses of the Company and Sellers in connection with the transactions contemplated herein, to the respective Sellers in proportion to the number of Shares owned by each as set forth on Schedule 3.1 attached hereto. Upon payment of all such expenses, Major Shareholders shall promptly distribute the balance, if any, of the Closing Reserve to the respective Sellers in proportion to the number of Shares owned by each as set forth on Schedule 3.1 attached hereto.

            3.2 Advance. Pursuant to a letter agreement dated May 29, 1997 between Buyer, the Company, the Major Shareholders and certain other officers of the Company (the "Letter of Intent"), Buyer has previously paid the Company a One Million Five Hundred Thousand Dollars ($1,500,000) advance (the "Advance"). The amount of Three Hundred Thousand Dollars ($300,000) of such Advance has been used by the Company since the date of the Letter of Intent, which amount has been considered in calculating the Base Purchase Price specified in Paragraph
3.1 above.

            3.3 Escrow Agreement. At the Closing, the parties shall enter into an escrow agreement in the form attached hereto as Exhibit B ("Escrow Agreement"), pursuant to which Two Million Dollars ($2,000,000) of the cash portion of the Base Purchase Price set forth in Paragraph 3.1 hereinabove (the "Escrow Fund") shall be held in accordance with the Escrow Agreement and is intended to provide a partial source of funds for the payment, and the procedures for the payment from such funds, of the amounts for which Buyer may become entitled to be indemnified under Paragraph 6 of this Agreement.

            3.4 Earn-Out Payment. As additional consideration for the Shares being purchased hereby, and subject to Paragraph 3.5 below and certain adjustments as described in Exhibit C attached hereto, on or about February 15, 1999, Buyer shall pay to Major Shareholders as agents for Sellers, by bank or certified check or by wire transfer of funds, an amount of up to Six Million Dollars ($6,000,000) (the "Earn-Out Payment") based on the achievement by Buyer's Electronic Software Reselling Division of certain operating performance targets for calendar year 1998, as specified in Exhibit C attached hereto.

            3.5 Payments to Key Employees. On or about February 15, 1999, upon written direction from the Major Shareholders, Buyer shall make available an amount equal to three and one-third percent (a "Full Share") of any Earn-Out Payment for distribution in whole or in part in the sole discretion of the Major Shareholders, on behalf of Buyer, as bonus compensation to each of Chuck Gottschalk, Pete O'Dell and John Brown ("Key Employees") in


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

lieu of payment of such amount to Major Shareholders as agents for Sellers. If the Major Shareholders elect not to award a Full Share to any one or more of the Key Employees, the amount not awarded shall remain part of the Earn-Out Payment to Sellers. If any one or more of such Key Employees is no longer employed by Buyer for any reason as of December 31, 1998, he shall be ineligible for such compensation and his Full Share shall remain part of the Earn-Out Payment to Sellers.

      4. Representations, Warranties and Covenants of the Company and the Major Shareholders. The Company and the Major Shareholders jointly and severally represent, warrant, and covenant to Buyer as follows (whenever a statement below is qualified by "best knowledge" or a similar phrase, it is intended to indicate that no information that would give the person making such statement current actual knowledge of the inaccuracy of such statement has come to such person's attention after due inquiry):

            4.1 Existence. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. The Company has the corporate power to own and operate its properties and to carry on its business as it is now being conducted. Attached hereto as Schedule 4.1 are the Articles of Incorporation and By-Laws of the Company, each as amended to date, each of which is a true, correct and complete copy. The Company is not in violation of any term of such Articles of Incorporation or By-Laws. The minute books of the Company containing the records of meetings of the stockholders, the board of directors and any committees of the board of directors, the stock certificate books and the stock record books of the Company contain a correct and complete summary since the time of incorporation of the Company and reflect all transactions referred to in such minutes accurately in all respects. All actions taken by the Company requiring action by the board of directors or shareholders of the Company have been duly authorized or ratified as necessary. The Company has delivered to the Buyer all of the books and records pertaining to the Company. The Company is not required to be qualified as a foreign corporation in any jurisdictions other than the State of Washington.

            4.2 Corporate Power. The Company and each of the Major Shareholders have full power and authority to execute and deliver this Agreement and such other agreements and instruments to be executed and delivered by them pursuant hereto, and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by or on the part of the Company and the Major Shareholders to authorize them to execute, deliver and perform this Agreement and such other agreements, instruments and transactions contemplated hereby have been duly and properly taken.

            4.3 Binding Obligation; Governmental Consents. This Agreement has been duly executed and delivered by the Company and the Major Shareholders and constitutes, and such other agreements and instruments contemplated hereby when duly executed and delivered by the Company and the Major Shareholders will constitute, legal, valid and binding obligations of the Company and the Major Shareholders enforceable in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights


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

generally from time to time in effect, and subject to any equitable principles limiting the right to obtain specific performance of certain obligations of the Company and the Major Shareholders hereunder and thereunder. All consents of governmental and other regulatory authorities and of other parties required to be received by or on the part of the Company and the Major Shareholders to enable them to enter into and carry out this Agreement and the transactions contemplated hereby have been obtained. Without limiting the foregoing, the Company and the Major Shareholders have made all such filings and submissions which may be required under applicable law for the Company and the Major Shareholders to consummate the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation by the Company and the Major Shareholders of the transactions contemplated hereby will (i) violate or conflict with any of the provisions of the Articles of Incorporation or By-laws of the Company; or (ii) violate or constitute a default under any note, bond, mortgage, indenture, contract, agreement, license or other instrument or any order, judgment or ruling of any governmental authority to which the Company or any of the Major Shareholders is a party or by which any of their respective properties are bound. No other consent, approval, license, permit, or authorization of, or registration, declaration or filing with, any state or federal court, administrative agency or commission or other governmental authority or instrumentality, or of any other third party, is required to be obtained or made by the Company or the Major Shareholders in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby other than those that may be required solely by reason of Buyer's (as opposed to any third party's) participation in the transactions contemplated hereby.

            4.4 Capitalization. Immediately prior to the Closing, the Company's entire capital stock will consist of One Hundred Million (100,000,000) authorized shares of common stock, with no par value of which Twelve Million Two Hundred Twenty-Two Thousand Fifty-Eight (12,222,058) common shares will be issued and outstanding and Ten Million (10,000,000) shares of preferred stock with no par value, of which none of the preferred shares will be issued and outstanding. All the aforesaid issued and outstanding Shares will have been duly authorized and validly issued, will be fully paid and non-assessable, will be owned of record and beneficially by the Sellers in the amounts set forth in
Schedule 3.1, and will have been offered, issued, sold and delivered by the Company in compliance with applicable federal and state securities laws (including, but not limited to, any applicable "Blue Sky" laws of the State of Washington). Except as disclosed on Schedule 4.4 attached hereto, there will be no outstanding pre-emptive, conversion or other rights, options, warrants, agreements or commitments granted or issued by or binding upon the Company for the issuance, disposition or acquisition of any shares of its capital stock. Neither Major Shareholder has granted options or other rights to purchase any shares of capital stock from such Major Shareholder. To the knowledge of the Major Shareholders, no Sellers have granted options or other rights to purchase any shares of capital stock from such Sellers. To the knowledge of the Major Shareholders, there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company.


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

            4.5 Title to Shares. The Shares to be sold by the Major Shareholders are owned by the Major Shareholders free and clear of all liens, claims or encumbrances. To the knowledge of the Major Shareholders, the Shares to be sold by the Other Shareholders are owned by the Other Shareholders free and clear of all liens, claims or encumbrances.

            4.6 Transfer of Shares. The performance by the Company and the Major Shareholders of their obligations hereunder will vest in the Buyer full, complete and marketable title in and to the Shares, free and clear of any and all liens, claims and encumbrances of any nature whatsoever.

            4.7 Customer Information.

                  (a) At the Closing, the Company and the Major Shareholders shall deliver to Buyer on electronic or magnetic media files containing reasonably complete and accurate customer lists and customer databases used by or for the Company (the "Customer Information") as of the Closing Date. Neither the Company nor the Major Shareholders has purposely omitted from the Customer Information any customer list or customer database used by or for the Company. Except as disclosed on Schedule 4.7(a), the Company is the owner of all right, title and interest in and to the Customer Information and the Company is not a party to any agreement to lease, sell, or license said Customer Information.

                  (b) Schedule 4.7(b) sets forth all of the current unfulfilled back orders and deposits on such unfulfilled back orders received by the Company through Closing. Other than those set forth on Schedule 4.7(b), the Company has no unfulfilled back orders or deposits relating to such unfilled back orders.

            4.8 Title to Real Property. Schedule 4.8(a) sets forth a complete list of all real property and interests in real property leased by the Company.
Schedule 4.8(b) sets forth a complete list of all real property and interests in real property owned by the Company. The Company has good leasehold interest in all real property and interests in real property shown on Schedule 4.8(a) to be leased by it, and good fee title in all real property and interests in real property shown on Schedule 4.8(b) to be owned by it in each case free and clear of all mortgages, liens, easements, covenants, rights of way and other encumbrances or restrictions of any nature whatsoever, except (A) Permitted Liens as defined in Paragraph 4.10 hereinbelow, (B) zoning, building and other similar restrictions, (C) easements, covenants, rights-of-way or other restrictions which do not materially impair the use or detract from the value of the property to which they relate in the business of the Company as presently conducted, and (D) as described on Schedules 4.8(a) and (b).

            4.9 Intellectual Property.

                  (a) Schedule 4.9(a) sets forth a true and complete list of all patents, trademarks, trade names, service marks, service names, copyrights and applications therefor, proprietary subsystem programs and other intellectual property developed and owned by the


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

Company (collectively, the "Intellectual Property"). The Company has supplied Buyer with complete and correct copies of such items. Except as set forth in
Schedule 4.9(a), the Company possesses adequate and enforceable rights to use in its business as presently conducted (without payment) all of its Intellectual Property, use of the Intellectual Property by the Company does not violate or infringe upon any rights of any third parties, there are no opposition or cancellation proceedings or infringement suits pending or, to the Company's best knowledge, threatened with respect to any of the Intellectual Property, no other person or entity owns any right, title or interest in the Intellectual Property, and no other person or entity has a right to a royalty or payment of any kind related to the Intellectual Property. All of the employees of the Company who have had access to proprietary or confidential information have been bound to treat such information as confidential, not only during the term of their employment, but also after the termination thereof for the time period specified in the Company's standard Employees Inventions, Confidential Information and Non-Competition Agreement.

                  (b) All of the Company's proprietary computer software functions substantially as intended, to the best of the Company's and the Major Shareholders' knowledge is in full and complete compliance with all applicable State and Federal requirements, and runs/operates substantially in accordance with Schedule 4.9(b). No person or entity other than the Company has any right to use, modify, copy or sell such software except as specified on Schedule 4.9(b). No third party has a copy of any of the source codes to such software.

            4.10 Material Contracts. Except as set forth on Schedule 4.10, neither the Company nor the Major Shareholders has made and neither is bound by
(a) any material agreement, contract or commitment relating to the employment, compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan, (b) any agreement, contract or commitment relating to capital expenditures, (c) any loan or advance to, or investment in, any other person or entity, or any agreement, contract or commitment relating to the making of any such loan, advance or investment, (d) any guarantee or other contingent liability in respect of any indebtedness or obligation of any other person (other than the endorsement of negotiable instruments for collection in the ordinary course of business), (e) any management service, consulting or any other similar type of contract, (f) any agreement, contract or commitment limiting the freedom of the Company to engage in the present business of the Company or to compete with any other person or entity, or any such restrictions or limitations set forth in the Company's Articles of Incorporation or By-laws, (g) any material agreement, contract or commitment for the purchase, sale or lease of any materials, products, supplies or services, (h) any agreement, contract or commitment not entered into in the ordinary course of business, (i) any agreement, contract or commitment which might reasonably be expected to have a potentially material adverse impact on the financial condition of the Company, (j) any lease or similar agreement under which the Company is a lessor or sublessor of any real property, (k) any license or other agreement relating in whole or in part to the Intellectual Property (including, but not limited to, any license or other agreement under which the Company has the right to use any of the same owned or held by a third party),
(l) any mortgage, pledge, or other document granting a lien (including, but not limited to, liens upon properties acquired under conditional sales, capital leases or other title retention or security


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

devices but excluding operating leases) other than as set forth on Schedule 4.10 (a "Permitted Lien"), (m) any agreement or contract providing for any bonus or other payment based on the sale of all or substantially all of the Shares, (n) any labor union contracts, (o) any contracts with any director, officer, shareholder or affiliate of the Company, (p) any joint venture agreement, (q) any customer, supplier, distributor or on-line provider agreement, or (r) any other agreement, contract, lease, license, commitment or instrument to which the Company is a party or by or to which it or any of the Shares or its business is bound or subject which has an aggregate future liability in excess of Twenty-Five Thousand Dollars ($25,000), is not terminable by Seller for a cost of less than Ten Thousand Dollars ($10,000) or can not be terminated with thirty
(30) days or less notice. Each agreement, contract, lease, license, commitment or instrument of the Company described on Schedule 4.10 (collectively, the "Contracts") is in full force and effect, except as disclosed on Schedule 4.10. Except as disclosed on Schedule 4.10, the Company is not (with or without the lapse of time or the giving of notice, or both) in breach or default under any Contract and no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default, or is claiming that the Company is in breach or default thereunder. Except as disclosed on Schedule 4.10, no consents of any person or entity under any agreement are required which have not been obtained. Except as disclosed on
Schedule 4.10, no party to any Contract may, as a result of the change of ownership of the Shares, cancel such Contract or require the adoption of terms less favorable to Buyer than the current terms thereof.

            4.11 Litigation. Except as disclosed in Schedule 4.11 attached hereto, there is no action, suit, claim, proceeding at law or in equity by any person or entity, or any arbitration or any administrative or other proceeding by or before any board, panel, tribunal or other such entity, or any investigation by any governmental or other instrumentality or agency, pending, or to the Company's and Major Shareholders' best knowledge threatened, against or affecting the Company, the Shares or the transactions contemplated hereby or which could affect the right or ability of the Sellers to transfer and sell the Shares to the Buyer or otherwise consummate the transactions contemplated herein nor has any such action, suit, proceeding or investigation been pending during the five (5) year period prior to the date hereof. Neither the Company nor the Major Shareholders know of any valid basis for any such action, proceeding or investigation. The Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding, nor are the Company or any of the Major Shareholders aware of any circumstances that could give rise to a claim which may have a material adverse affect on the Shares or on any of the Company's operations, business practices or prospects or on its ability to acquire any property or conduct business.

            4.12 Financial Statements.

                  (a) Schedule 4.12(a)(i) sets forth the audited balance sheet (the "1996 Balance Sheet") of the Company for the year ended June 30, 1996 and the related statements of income, retained earnings and changes in financial position for such period, together with the notes, if any, to such financial statements (collectively the "1996 Financial Statements"). Schedule 4.12(a)(ii) sets forth the unaudited balance sheet of Seller as of May 31, 1997 (the


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

1997 Balance Sheet") and the related unaudited statement of income covering the period from July 1,1996 to May 31, 1997 (collectively the "1997 Financial Statements").

                  (b) The 1996 and the 1997 Financial Statements have been prepared in accordance with the books and records of the Company and in accordance with generally accepted accounting principles and practices consistently applied by the Company (except as described in the notes included therein), are complete and accurate in all material respects, and fairly present the financial condition and the results of operations of the Company as, at and for the periods indicated. The 1996 Financial Statements have been audited in accordance with generally accepted auditing standards.

                  (c) From May 31, 1997 through the Closing Date, except for the FSI Spin-off, the below-market pricing and repricing of certain stock option grants, the award of restricted stock to certain employees, and expenses incurred in connection with the negotiation and closing of this Agreement: (i) the Company has conducted its business and affairs prudently and in a consistent manner; (ii) there has been no material adverse change in the assets, liabilities, sales, income or business of the Company, nor have the turnover, costs (direct or indirect) or margin of profitability of the Company shown any material deterioration; (iii) there has been no situation, either existing or threatened, including but not limited to any legislative or regulatory change, revocation of any license or right to do business, lapse of time, fire, explosion, accident, casualty, labor trouble, flood, riot, storm, condemnation or act of God or other public force which might result in any material adverse change (financial or otherwise) in the business, condition, assets or properties of the Company or which might adversely affect its business prospects; (iv) no debtor has been released by the Company on terms that it pay less than the book value of its debt, and no debt owing to the Company has been deferred, subordinated or written-off or has proved to any extent unrecoverable; (v) the Company has not incurred any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except in the ordinary course of business and consistent with past practice, or incurred any single obligation or liability (whether absolute, accrued, contingent, or otherwise and whether due or to become due) that exceeds Ten Thousand Dollars ($10,000); (vi) the Company has not disposed of or permitted to lapse any patent, trademark, or copyright or any patent, trademark, or copyright application or license, or disposed of or disclosed to any person any trade secret, formula, process, or know-how; (vii) the Company has not introduced any material change with respect to the operation of its business, including its method or practice of accounting; and (viii) the Company has not increased the carrying value of any of its assets (whether tangible or intangible).

                  (d) None of the outstanding receivables or claims of the Company reflected on the 1996 or 1997 Financial Statements have become subject to the expiration of any statutes of limitations.

            4.13 Undisclosed Liabilities. Except as set fort in Schedule 4.13, the Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise) required by generally accepted accounting principles and


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

practices to be reflected on a balance sheet or in notes thereto, except (i) as set forth or reflected on the 1996 and 1997 Balance Sheets (or described in the notes included therein), (ii) for items disclosed in this Agreement or the Schedules or Exhibits hereto, (iii) for purchase contracts and orders for inventory in the ordinary course of business consistent with past practice, and
(iv) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the 1997 Balance Sheet and not in violation of this Agreement (all liabilities and obligations set forth in (i)-(iv) above being herein called "Disclosed Liabilities").

            4.14 Complete Information. The Company and the Major Shareholders have heretofore furnished to Buyer and its agents information relating to the business and operations of the Company. The Company and the Major Shareholders have withheld no material information from Buyer. All such information is complete and accurate in all material respects.

            4.15 Taxes.

                  (a) For purposes of this Agreement: (i) "Tax" or "Taxes" shall mean, without limitation, all local, state, federal and foreign or other taxes (including franchise taxes or fees) and assessments, any Social Security taxes, any direct tax, withholding tax, any stamp taxes, sales or use taxes and capital taxes, and customs charges, including all interest, penalties and additions imposed with respect to such amounts not disclosed on the 1996 or 1997 Financial Statements, or set forth on Schedule 4.12(a)(i) or (ii); and (ii) "Pre-Closing Tax Period" shall mean all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) such day.

                  (b) The Company has duly filed in a timely manner all federal, state, county or municipal Tax reports and returns required to be filed by it. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third person. Such reports and returns were completed in accordance with applicable laws and were true and correct in all material respects. The Company has duly paid or accurately accrued as liabilities on its Financial Statements all Taxes, interest, penalties, assessments and other charges due and payable or lawfully claimed to be due from it by every Tax authority for the periods covered by such reports and returns which are not prescribed by the statute of limitations. The Company has either collected and remitted or reserved for all sales Taxes required to be collected from any customer of the Company. The Company has withheld all payroll and other Taxes required to be withheld by an employer in the State of Washington and covenants to make all appropriate remittances in connection therewith in a timely manner. The reserves for Taxes and any other payments reflected on the 1996 and 1997 Financial Statements and as carried on the books of the Company as of the Closing Date are adequate.

                  (c) Any Tax payable by the Company in connection with the sale of the Shares to Buyer hereunder shall have been paid or liability therefor accrued on the Financial Statements on or before the Closing Date and all laws imposing such Taxes shall have been fully complied with by the Sellers.


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

                  (d) Except as disclosed in Schedule 4.15(d), no claim has ever been made by an authority in a jurisdiction where Seller does not file Tax returns or reports that it is or may be subject to taxation by such jurisdiction. Except as disclosed in Schedule 4.15(d), no issues, claims or disputes have been asserted, claimed or raised by the Internal Revenue Service or any other taxing authority in connection with an examination of any of the Tax returns and reports referred to herein. Except as disclosed in Schedule 4.15(d), none of Sellers Tax returns or reports has been audited or is currently subject thereto.

            4.16 Insurance. Schedule 4.16 attached hereto sets forth the following information with respect to each such insurance policy to which the Company has been a party, a name insured or otherwise the beneficiary of coverage at any time within the past three (3) years:

                        o The name, address and telephone number of the agent;

                        o The name of the insurer, the name of the policyholder,
                  and the name of each covered insured;

                        o The policy number and the period of coverage;

                        o The scope, including an indication of whether the
                  coverage was on a claims-made, occurrence or other basis and amount including how deductibles and ceilings are calculated and operate of coverage; and

                        o A description of any retroactive premium adjustments
                  or other loss sharing arrangements.

            Schedule 4.16 also describes any self-insurance arrangements affecting the Company and indicates which policies are currently in effect with respect to the Company. To the Company's and the Major Shareholders' best knowledge, such policies are valid, outstanding and enforceable policies; and provide adequate insurance coverage for the property, assets, and operations of the Company. Except as disclosed on Schedule 4.16, to the Company's and the Major Shareholders' best knowledge, the Company has not been refused any insurance nor has its coverage been limited by any insurance carrier to which it has applied for insurance during the last three (3) years. The Company has delivered to the Buyer a correct and complete copy of each insurance policy to which the Company has been a party, a named insured or otherwise the beneficiary of coverage at any time within the past three (3) years. All premiums due thereon have been paid and the Company has complied in all material respects with the provisions of such policies.

            4.17 Compliance with Applicable Laws.

                  (a) The Company is in compliance with all applicable statutes, laws, ordinances, rules and regulations of any governmental authority or instrumentality, domestic or foreign (including, without limitation, laws relating to health, safety and environmental matters).

                  (b) Except as set forth on Schedule 4.17, there are no present or past conditions in any way relating to the Company involving or resulting from any past or present


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

spill, discharge, leak, emission, injection, escape, dumping or release of any kind whatsoever of any substance or exposure of any type in any workplace or to any medium, including, but not limited to, air, land, surface waters or ground waters, or from any generation, transportation, treatment, storage or disposal of waste materials, raw materials or products of any kind or from the storage, use or handling of any hazardous or toxic materials or other substances that is likely to lead to imposition of any liability. Except as set forth in Schedule 4.17, there are no above-ground or underground storage tanks or septic systems on any property of the Company.

            4.18 Inventories. The inventories reflected on the 1997 Balance Sheet or thereafter acquired by the Company consist of items of a quality and quantity usable in the ordinary course of the Company's business consistent with past practice at the amounts reflected on said Balance Sheet (which amounts reflect, among other things, normal obsolescence) in the case of inventories reflected therein, or, in the case of such inventories acquired after the date of the 1997 Balance Sheet, at the amounts reflected on the books of the Company.

            4.19 Salary Increases and Bonuses. Since May 31, 1997, the Company has not paid any bonuses or granted any salary increases except (i) bonuses and salary increases of non-executive employees in the ordinary course of business in accordance with past practice, and (ii) bonuses and salary increases reflected on Schedule 4.19.

            4.20 Promotional Materials. Separately provided as Schedule 4.20 are examples of all catalogues, advertisements and promotional materials distributed by the Company to any customer within the last six months. Schedule 4.20 also lists all Web sites maintained by Company or any joint venture in which the Company is a party, including the locations of the servers on which these Web sites reside.

            4.21 Labor Law Matters. The Company (i) is in compliance with all applicable federal and state laws relating to employment and employment policies, wages, hours, terms, and conditions of employment, and (ii) has complied in all respects with social security, pension and welfare fund payment obligations.

            4.22 Records and Systems. Except as disclosed on Schedule 4.22, all the records and systems (including but not limited to computer systems) and all data and information of the Company are recorded, stored, maintained or operated or otherwise held by the Company, and are not wholly or partly dependent on any facilities or third party which are not under the exclusive ownership or control of the Company.

            4.23 Software Licenses. The Company owns or is licensed to use all software necessary to conduct its business operations in a commercially reasonably automated manner and to enable it to continue to use its computerized records for the foreseeable future in the same manner in which they have been used prior to the Closing Dare and the Company does not share any user rights in respect of such software with any other person or entity.

            4.24 Employees, Compensation, Benefit Plans and Collective Bargaining Agreements.

                  (a) The Company has furnished Buyer with true and accurate copies of all employment agreements to which the Company is a party. Attached as
Schedule 4.24(a) is an accurate and complete list identifying all employees of the Company, including the ages of the employees and dates of employment as well as required minimum notice periods for termination, position (including authority to bind the Company), and current rates of compensation payable to each employee. Said Schedule also sets forth (i) all accrued benefits of each employee of the Company (collectively "Employee Benefits"), (ii) any unusual provision indicated in an employment contract with any employee of the Company,
(iii) any loan by the Company to any of its employees, and (iv) any indebtedness or guarantee of the Company to, from or for the benefit of any of its employees. Immediately prior to the Closing, the Company also made certain below-market price stock option grants and awarded restricted stock to certain employees. Except as described in subsection (e) of Schedule 4.10, no employee leasing arrangement or temporary employment arrangement exists with third parties. For the purposes of this paragraph, the term "employee of the Company" shall mean any salaried or hourly employee of the Company and the legal representatives, managers and consultants of the Company but shall not include the Company's independent contractors, temporary employees or independent accountants, attorneys or other professional advisors.

                  (b) In addition to their other indemnification obligations set forth herein, the Major Shareholders shall jointly and severally indemnify Buyer and shall defend against and hold Buyer harmless from and against any and all claims and/or lawsuits of past or present employees of the Company arising in connection with any act or omission of the Company or its temporary employees, employees and/or agents occurring on or prior to the Closing Date attributable to the employment by the Company of said employees.

                  (c) Except as set forth on Schedule 4.24(c), no sum is due to any current or past employee or temporary employee of the Company arising from his or her employment or services contract or other arrangement.

                  (d) The Company has not made or agreed to make any material payments to employees or temporary employees of the Company or retired employees or temporary employees of the Company that will not be tax deductible.

                  (e) The Company has continuously complied, in all material respects, with all applicable requirements of the labor law, social security law, health and safety regulations and all other regulations concerning the employment of the Company's employees and temporary employees.

                  (f) The Company is not in default of any of its labor related obligations and there exists no employment dispute of any kind related to employment matters nor, to the best knowledge of the Company and the Major Shareholders, is any such dispute threatened. The Company has complied with the payment and withholding of all applicable labor and related taxes and contributions, and has supplied in this regard all required information to governmental authorities.

                  (g) The Company is not a party to or bound by any collective bargaining agreement or other agreement covering the rights and obligations of the Company and its employees.

                  (h) Attached as Schedule 4.24(h) is a list of all qualified and non-qualified employee benefit plans, including, but not limited to, all pension, retirement or employee health or welfare benefit plans maintained by the Company for the benefit of the Company's past and present employees or temporary employees, and a listing of the annual amounts paid to each such plan for each employee of Seller for the fiscal years ended June 30, 1995 and 1996 and the estimated amounts payable in fiscal year 1997. All amounts to be paid under such plans have been completely and timely paid. There is no unfunded liability with respect to such plans. Each of such plans complies in form and in operation with the applicable requirements of the Employment Retirement Income Security Act of 1974, as amended. In addition to their other indemnification obligations set forth herein, the Major Shareholders shall jointly and severally indemnify Buyer and shall defend against and hold Buyer harmless from and against any and all claims and/or lawsuits relating to any such plan maintained by the Company and any successor liability or obligation in connection therewith.

            4.25 Product Suppliers and Distributors, Schedule 4.25 sets forth the name, address and dollar volume for the year ended June 30, 1996 and the eleven-month period ended May 31, 1997 of all distributors and software publishers which sell products to the Company. Except as set forth in Schedule 4.25, no such product distributor or software supplier has ceased, or indicated any intention to cease, to do business with the Company. Except as disclosed in
Schedule 4.25, there are no agreements with suppliers or any other person regarding the level of resale prices of any of the products in the Company's inventory or any products which the Company has agreed to buy from any supplier.

            4.26 Brokers/Finders. Except for Cowen & Co., neither the Company, the Sellers nor any of the Company's directors, employees or agents has employed any broker, finder, investment banker or other person and none of the foregoing has incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby. The Major Shareholders and/or the Sellers (not the Company) will pay any fees due Cowen & Co.

            4.27 Free Shop. The Company has completed the FSI Spin-off (as defined in Article 7 below) in accordance with all applicable laws and does not own any assets or capital stock of FSI (as defined in Article 7 below). Except as disclosed on Schedule 4.7, (a) the Company has no past, current or future liabilities or obligations of any nature in connection with FSI, (b) the Company has no current tax nexus exposure related to the continuation of any business or relationship in connection with the FSI business prior to the FSI Spin-off, and
(c) all

Company employees who worked in the FreeShop business unit have either resigned or been terminated from the Company and the Company has no obligations or liabilities in connection with such employees.

            4.28 Business Interests. Other than as set forth on Schedule 4.28, the Company has no subsidiaries and does not directly or indirectly own any capital stock of or other equity interest in any corporation, partnership, limited liability company or other entity, and the Company is not a member of or participant in any partnership, joint venture or similar entity.

            4.29 Bulk Sales. The transactions contemplated and described by this agreement are not governed or affected by any bulk sales or similar laws of the State of Washington.

            4.30 Sales Tax Nexus. Except for offices in the State of Washington and servers located in the Commonwealth of Virginia related to America On-Line sales, the Company has no physical presence in any other state and does not otherwise maintain a place of business or conduct business in any other state.

            4.31 Continuation of Relationships. (deliberately omitted]

            4.32 Cash and Investments. The Company's cash and short-term investments exceed Two Hundred Fifty Thousand Dollars ($250,000) (exclusive of any credit attributable to the Advance and any proceeds to the Company from the exercise since the date of the Letter of Intent of any outstanding options or warrants).

            4.33 Indebtedness. The Company's indebtedness for borrowed money does not exceed Four Hundred Thousand Dollars ($400,000) (exclusive of any indebtedness attributable to the Advance).

            4.34 Tangible Net Book Value. The Company's tangible net book value is not more negative than Negative One Million Five Hundred Thousand Dollars (($1,500,000)) (exclusive of (a) any credit attributable to the Advance, (b) any proceeds to the Company from the exercise since the date of the Letter of Intent of any outstanding options or warrants and (c) any accounting adjustments, under generally accepted accounting principles, related to the FSI Spin-off, the below-market pricing or repricing of certain stock options grants and the award of restricted stock to certain employees).

      5. Representations, Warranties and Covenants of Buyer.

            Buyer hereby represents, warrants and covenants to the Company and the Sellers as of the date hereof and at the Closing as follows:

            5.1 Existence. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power to own and operate its properties and to carry on its business as it is now being conducted.

            5.2 Corporate Power. Buyer has full corporate power and authority to execute and deliver this Agreement and such other agreements and instruments to be executed and delivered by it pursuant hereto, and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by or on the part of the Buyer to authorize it to execute, deliver and perform this Agreement and such other agreements, instruments and transactions contemplated hereby have been duly and properly taken.

            5.3 Binding Obligation; Governmental Contents. This Agreement has been duly executed and delivered by Buyer and constitutes, and such other agreements and instruments when duly executed and delivered by Buyer will constitute, legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors rights generally from time to time in effect, and subject to any equitable principles limiting the right to obtain specific performance of certain obligations of Buyer hereunder and thereunder. All consents of governmental and other regulatory authorities and of other parties required to be received by or on the part of Buyer to enable it to enter into and carry out this Agreement and the transactions contemplated hereby have been obtained.

            5.4 Brokers/Finders. Except for The Robinson-Humphrey Company, Inc., neither the Buyer nor any of the Buyer's directors, employees or agents has employed any broker, finder, investment banker or other person and none of the foregoing has incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby. Buyer agrees to pay all fees due The Robinson-Humphrey Company, Inc.

            5.5 Trident Settlement. Buyer shall immediately prior to Closing advance to the Company $0 to allow the Company to comply with its obligations under Paragraphs 1(a), 1(b) and 1(d) of that certain Investors Settlement Agreement dated July 18, 1997, by and among Information Associates, L.P., Information Associates, C.V., the Company and the Major Shareholders (such advance shall increase the amount of and become part of the Advance).

            5.6 Other Stock Redemptions. Buyer shall immediately prior to Closing advance to the Company $0 to allow the Company to redeem shares of common stock at a price of $1.25 per share from certain of its shareholders, all as described in Schedule 5.6 attached hereto (such advance shall increase the amount of and become part of the Advance). [Schedule 5.6 to contain name, number of shares and aggregate price to be paid to the accepting $1.25 shareholders other than Information Associates, L.P. and Information Associates, C.V.].


                                       l5

      6. Indemnification.

            6.1 Indemnification by Major Shareholders and Sellers. Without limiting any other indemnification set forth herein, the Major Shareholders hereby jointly and severally agree to indemnify and defend Buyer against and hold it harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by Buyer to the extent arising from (a) any breach of any representation, warranty, covenant or non-fulfillment of obligations of the Major Shareholders and/or the Company contained in this Agreement or (b) any dispute between Major Shareholders and any of Sellers regarding distribution by Major Shareholders of the Base Purchase Price, the Earn-Out or any other amount to be paid by Buyer to Major Shareholders as agents for Sellers pursuant to this Agreement. The Major Shareholders hereby jointly and severally agree to indemnify Buyer against all liability for reasonable legal, accounting and other fees and expenses directly attributable to any such indemnification. In addition, the Sellers have severally agreed in the Stock Power Agreements to indemnify and defend Buyer against and hold it harmless from any loss, liability, claim, damage or expense, including reasonable attorneys fees and expenses, suffered or incurred by Buyer to the extent arising from a breach of any representation made in the Stock Power Agreements. The maximum aggregate liability of the Major Shareholders and the Other Shareholders for indemnification hereunder and under all causes of action, theories of liability, claims and damages arising out of or in connection with all transactions contemplated by this Agreement, the Stock Power Agreement and all other agreements entered into in connection herewith (exclusive of employment agreements), excluding (i) all Tax claims related to Paragraph 4.15 of this Agreement, (ii) all claims involving title to the Shares related to Paragraphs 4.4, 4.5 and 4.6 of this Agreement, (iii) all claims arising out of the FSI Spin-off and (iv) all claims arising out of any disputes between Major Shareholders and any of the Other Shareholders regarding distribution by Major Shareholders of the Base Purchase Price, the Earn-Out or any other amount to be paid by Buyer to Major Shareholders as agents for Sellers pursuant to this Agreement (as to all of which exclusions (i), (ii), (iii) and (iv) there shall be no limitation of liability of the Major Shareholders) and
(v) all claims involving title to the Shares related to any Stock Power Agreement (as to which there shall be no limitation of liability of the respective Other Shareholder), made by Buyer against the Major Shareholders or any other party to this Agreement shall not exceed Three Million Dollars ($3,000,000).

            6.2 Indemnification by Buyer. Buyer shall indemnify and defend the Major Shareholders against, and hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by the Major Shareholders to the extent arising from any breach of any representation, warranty, covenant or non-fulfillment of obligations of Buyer contained in this Agreement or arising from the conduct of the business after the Closing. The aggregate total for claims arising under this Paragraph
6.2 or otherwise arising out of this Agreement, excluding claims related to non-payment of the Base Purchase Price, the Earn-Out or any other amount to be paid pursuant to this Agreement (for which there shall be no limitation of liability), made by the Major Shareholders or Other Shareholders against the Buyer shall not exceed Three Million Dollars ($3,000,000).

            6.3 Procedures Relating to Indemnification.

                  (a) In order for a party (the "Indemnified Party") to be entitled to any indemnification provided for under Paragraph 6.1 or 6.2 of this Agreement in respect of, arising out of, or involving a Claim (as hereinafter defined) or demand made by any person, firm, governmental authority or corporation against the Indemnified Party (a "Claim" or a "Third Party Claim"), such Indemnified Party shall notify the indemnifying party as soon as practicable following receipt of written notice of said Third Party Claim; provided, however, that the failure to give or delay in giving such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure or delay. Thereafter, the Indemnified Party shall deliver to the indemnifying party, as soon as practicable following the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. In providing notice to the indemnifying party, the Indemnified party acknowledges its responsibility to provide said notice as promptly as possible in order that the indemnifying party shall be able to engage counsel and to submit appropriate answers to any Third Party Claim within the time period required by law. Notice with respect to any claims must be made by the dates specified in Paragraph 7 of this Agreement.

                  (b) If a Third Party Claim is made against an Indemnified Party, the indemnifying party shall assume the defense thereof with counsel selected by the indemnifying party and reasonably acceptable to the Indemnified Party. The Indemnified Party may participate in the defense of such Third Party Claim; provided, however, the indemnifying party will not be liable to the Indemnified Party for legal expenses incurred by the Indemnified Party in connection with such defense subsequent to the assumption thereof by the indemnifying party. The indemnifying party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the indemnifying party has not assumed the defense thereof. All of the parties hereto shall cooperate in the defense or prosecution of any Third Party Claim. Such cooperation shall include the retention and (upon the indemnifying party's written request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent.

      7. Duration and Qualification of Representations. The representations, warranties, covenants and indemnities in this Agreement and in any other document delivered in connection herewith (other than those with respect to Taxes which shall continue until the later of (i) the expiration date of any applicable statute of limitations, and (ii) the final resolution of any action commenced in connection with Taxes) shall survive the Closing and shall terminate on the later of (i) the close of business on July 18, 1999, and (ii) the final resolution of any claim made before the close of business on July 18, 1999. Buyer understands and acknowledges that on June 30, 1997, the Company transferred the assets and liabilities of its FreeShop business unit to a wholly-owned subsidiary FreeShop International, Inc. ("FSI") and immediately thereafter effected a taxable distribution of the shares of capital stock of FSI to the Company's shareholders (such actions being collectively the "FSI Spin-off").

      8. Confidential Information. Each party agrees, during and after this Agreement, to maintain as confidential all information which is delivered to it by the other and agrees further not to disclose the same to any third party whatsoever or use any such information for any purpose except in connection with the implementation of the undertakings of the parties described herein, provided, however, that the Buyer may be required to release information concerning the transactions contemplated hereby in furtherance of its responsibilities as a publicly traded company. Additionally, the Mutual Non-Disclosure Agreement dated March 21, 1997 between the Company and Buyer is hereby incorporated into this Agreement and made a part hereof. The Major Shareholders hereby make the identical representations as to those made by the Company in such Mutual Non-Disclosure Agreement.

      9. Closing. The Closing of the transactions contemplated hereby shall take place upon the signing of this Agreement by the respective parties hereto.

      10. Closing Deliverables. At Closing:

            (a) The Major Shareholders shall deliver to the Buyer their respective Certificates and stock powers, and the Other Shareholders shall deliver to the Buyer their respective Certificates and Stock Power Agreements.

            (b) The Company shall furnish to Buyer, in form and substance satisfactory to Buyer, an absolute release or waiver of security interest from all persons and entities maintaining a security interest in any of the assets of the Company's business, other than the Permitted Liens.

            (c) The Company shall deliver to Buyer exclusive possession and control of the Company's offices located at 2815 Second Avenue, Suite 500, Seattle, Washington, together with all assets and property of the Company, real or personal, tangible or intangible, wheresoever located in the world, including but not limited to all business equipment and machinery and all corporate, business and financial records, flies and other documentation. The Company shall also deliver to Buyer a certificate of an officer of the Company making such statements as are reasonably requested by Buyer or its counsel and are customary in connection with the closing of a stock acquisition.

            (d) The Company and the Sellers shall execute and deliver to Buyer an Escrow Agreement in the form of Exhibit B attached hereto.

            (e) The Buyer shall receive (i) employment agreements, all in forms satisfactory to Buyer and its counsel, from those individuals listed on Schedule 10(e), (ii) the written resignations of all officers and directors of the Company and (iii) waivers or consents from those individuals or entities listed on Schedule 10(e)(iii).

            (f) The counterparty to each equipment lease and/or other contract of the Company shall have executed and delivered a consent to the transfer of the Shares to the Buyer, where such is required.

            (g) The Buyer shall receive from the Company and the Major Shareholders a legal opinion of their counsel in form and substance reasonably satisfactory to Buyer and its counsel.

            (h) The Company shall furnish to Buyer a certificate of existence as a corporation in the State of Washington, dated as of the most recent practicable date.

            (i) Buyer shall pay the Base Purchase Price as specified herein.

            (j) Buyer shall execute and deliver to the Sellers an Escrow Agreement in the form of Exhibit B attached hereto.

            (k) Buyer shall furnish the Company and the Sellers with a legal opinion of its counsel in form and substance reasonably satisfactory to the Company, the Major Shareholders and their counsel.

      11. Miscellaneous Provisions.

            11.1 Further Assurances. Each party hereto agrees to execute and deliver such other documents, agreements or instruments and take such further action as may be reasonably requested by any other party hereto for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

            11.2 Notices. Any notices required or permitted hereunder shall be sufficiently given if in writing and personally delivered, by telecopy and confirmed by telephone, or by nationally recognized overnight courier, addressed as follows or to such other address as the parties shall have given notice of pursuant hereto:

                  (a) If to the Major Shareholders (either collectively or individually);

                        Tim Choate
                        ESR Division of Micro Warehouse, Inc.
                        2815 2nd Avenue, Suite 500
                        Seattle, Washington 98121
                        Telephone (206) 443-1933
                        Facsimile (206) 443-1885
                        and

                        John Ballantine
                        ESR Division of Micro Warehouse, Inc.
                        2815 2nd Avenue, Suite 500
                        Seattle, Washington 98121
                        Telephone (206) 443-1933
                        Facsimile (206) 443-1885

                        with a copy to:
                        Bogle & Gates P.L.L.C.
                        Two Union Square
                        601 Union Street
                        Seattle, Washington 98101
                        Attention: Bryce Holland, Esq.
                        Telephone (206) 682-5151
                        Facsimile (206) 621-2666

                  (b) If to Sellers, as specified in the Stock Power Agreement executed by each Seller

                  (c)   If to Buyer:

                        Micro Warehouse, Inc.
                        535 Connecticut Avenue
                        Norwalk, CT 06854
                        Attention: Linwood A. Lacy, Jr.
                                   President and Chief Executive Officer
                        Telephone (203) 899-4301
                        Facsimile (203) 853-4400

                        with a copy to:
                        Bruce L. Lev, Esquire,
                        Vice President and General Counsel
                        Telephone (203) 899-4529
                        Facsimile (203) 853-4312

Provided the Buyer has used its best efforts to give notice to both Major Shareholders, notice to either Major Shareholder shall be considered notice to both Major Shareholders. All such notices shall be effective upon the earlier of receipt or, in the case of registered mail, seven (7) days after depositing in the mail, postage prepaid, return receipt requested and addressed as shown above.

            11.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) represents the entire understanding and agreement between the parties with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the parties hereto. This Agreement supersedes all prior agreements and arrangements between the parties hereto and their affiliates.

            11.4 Successors and Assigns; Benefits. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, except as otherwise provided below, their respective successors and assigns. Nothing contained in this Agreement or in any of the Schedules or Exhibits hereto is intended to create any rights in any person or entity that is not a party to this Agreement (or does not become a party hereto by execution of a Stock Power Agreement) and no person or entity shall be deemed to be a third party beneficiary hereof or thereof.

            11.5 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            11.6 Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Connecticut, without regard to the principles thereof relating to conflicts of law.

            11.7 Expenses. Except as otherwise provided herein, the parties hereto shall pay their own respective fees and expenses, including without limitation, attorneys' and accountants' fees.

            11.8 Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

            11.9 Publicity. Except as required by law or as part of Buyer's responsibilities as a publicly traded corporation, none of the parties hereto shall issue any press release or make any other public statement or announcement relating to, connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior written approval of the other parties hereto to the contents and the manner of presentation and publication thereof.

            11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Agreement may be executed by telecopied signatures with the same effect as original signatures.

            11.11 Schedules and Exhibits. All Schedules and Exhibits referenced herein are incorporated herein by reference and shall be initialed by both panics in order to be deemed an integral pan of this Agreement. The contents of such Schedules and Exhibits are deemed to be disclosures to Buyer by the Company and the Major Shareholders. In the event that any Schedule or Exhibit provided for herein is incomplete or has not been prepared by the Company or the Major Shareholders and attached hereto as of the execution and delivery of this Agreement, it shall be a condition precedent to Closing that such Schedule or Exhibit shall be in form and substance reasonably satisfactory to Buyer.


MICRO WAREHOUSE, INC.                  ONLINE INTERACTIVE, INC.


By: /s/ Linwood A. Lacy                By: Tim Choate
    ---------------------------            -----------------------------
          Vice President and
    Its:  Chief Executive Officer          Its: Chairman



                                       /s/ Tim Choate
                                       ---------------------------------
                                       Tim Choate, Individually



                                       /s/ John Ballantine
                                       ---------------------------------
                                       John Ballantine, Individually

                                    Exhibit C

                                Earn-Out Payment

      (a) The amount of the Earn-Out Payment will be determined with reference to achievement by Buyer's Electronic Software Reselling Division (the "ESR Division," which is to be the operating identity of the Company after Closing) of certain operating performance targets for calendar year 1998 as specified in this Exhibit C. All undertakings, obligations, measurements and calculations herein are with reference to calendar year 1998, and all capitalized terms used but not otherwise defined herein have the same meanings given to them in the Stock Purchase Agreement. On or about November 1, 1997, Buyer and the Major Shareholders shall commence good faith discussions of any modifications to this Exhibit C which either believes are appropriate and, to the extent mutually agreeable, shall document such changes by December 15, 1997. No change shall be made to this Exhibit C without the prior written approval of Buyer and the Major Shareholders.

            If at any time after June 1998 it is mutually agreed by the management of Buyer and the Major Shareholders that the Divisional Pre-Tax Income or Loss (as defined below) for the previous six (6) month period is substantially below projections, Buyer shall have the right to exercise prudent business judgment to reduce the ESR Division's operating and cash losses.

            The parties acknowledge that any limitations on accounting actions by Buyer (including, but not limited to, charges and adjustments) described in this Exhibit C are meant solely to apply to calculation of the Earn-Out Payment, and nothing herein shall limit Buyer's right to make all necessary accounting decisions and adjustments in the best interests of Buyer for purposes other than this Earn-Out Payment.

      (b) Subject to adjustment in accordance with the other terms of this Exhibit C, the amount of the Earn-Out Payment shall be calculated as follows:

            (i) if Net Sales (as defined below) are less than $16.00 million, the Earn-Out Payment shall be zero;

            (ii) if Net Sales are at least $16.00 million but less than $29.56 million, the Earn-Out Payment shall be $4.00 million multiplied by a fraction the numerator of which is the amount of Net Sales in excess of $16.00 million and the denominator of which is $13.56 million;

            (iii) if Net Sales are at least $29.56 million but less than $35.00 million, the Earn-Out Payment shall be $4.00 million plus an additional amount equal to $2.00 million multiplied by a fraction the numerator of which is the amount of Net Sales in excess of $29.56 million and the denominator of which is $5.44 million; and

            (iv) if Net Sales equal or exceed $35.00 million, the Earn-Out Payment shall be $6.00 million.


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

            For purposes hereof, "Net Sales" means gross sales, including advertising revenues, but excluding advertising revenues, rebates or the like associated wit the ESR Division's product sales such that they effectively decrease cost of goods sold or reduce marketing costs or expenses (hereinafter "Co-op Ad Revenues"), from all sources related to electronic software reselling ("ESR"), including all international electronic software sales via United States-based web sites or via America Online or other commercial online services, but net of returns, and net of fraud and charge-backs to the extent that under such circumstances the Company is relieved from payment to the software publisher for the affected product.

      (c) The amount of the Earn-Out Payment calculated in paragraph (b) above shall be adjusted with reference to Divisional Pre-Tax Income or Loss. For purposes hereof, "Divisional Pre-Tax Income or Loss" means Net Sales, minus (i) all direct expenses of the ESR Division, as adjusted by Co-op Ad Revenues and
(ii) all direct divisional expenses of the ESR Division. The amount of the adjustment to the Earn-Out Payment shall be calculated as follows:

            (i) if Divisional Pre-Tax Income or Loss is exactly a loss of $850,000, there shall be no adjustment in accordance with this paragraph (c);

            (ii) if Divisional Pre-Tax Income or Loss is greater than a loss of $850,000 (i.e., if the amount of the loss exceeds $850,000), the Earn-Out Payment shall be reduced dollar-for-dollar by the amount of the additional loss (for example, if the actual Pre-Tax Loss is $1,000,000, the Earn-Out Payment shall be reduced by $150,000); and

            (iii) if Divisional Pre-Tax Income or Loss is less than a loss of $850,000 (i.e., if the amount of the loss is less than $850,000) and Net Sales are at least $16.00 million, the Earn-Out Payment shall be increased by 37.5% of the amount of the reduced loss (for example, if the actual Pre-Tax Loss is $750,000 and Net Sales exceed $16.00 million, then the Earn-Out Payment shall be increased by $37,500).

      (d) Notwithstanding the other terms of this Exhibit C, if at any time after the Closing and prior to the end of calendar year 1998 (i) Chip Lacy for any reason other than death or physical incapacity ceases to be the President and Chief Executive Officer of Buyer, then $2.00 million of the Earn-Out Payment shall be paid immediately without concern for achievement of operating performance targets for calendar year 1998 and references to $4.00 million and $2.00 million in paragraph (b) above shall be deemed to be references to $2.00 million and $2.00 million, respectively, and/or (ii) Buyer or its ESR business is acquired through merger, consolidation, acquisition of property or stock, reorganization or transaction involving a change in control of Buyer, then all $6.00 million of the Earn-Out Payment shall be paid immediately without concern for achievement of operating performance targets for calendar year 1998. Provided, however, this paragraph (d) shall be null and void if Chip Lacy ceases to be President and Chief Executive Officer of Buyer after October 1, 1998, and the results of the ESR Division at the date of his departure clearly indicate that Net Sales of $16.00 million will not be achieved.

      (e) If at any time after the Closing and prior to the end of calendar year 1998 Buyer or any of its affiliates acquires another business principally engaged in electronic software reselling ("ESR"), then upon request of the Major Shareholders, Buyer will in good faith renegotiate the terms of the Earn-Out Payment.

      (f) Buyer acknowledges and agrees to the following additional points, all of which are material to the ESR Division's ability to achieve the Earn-Out
Payment:

            (i) There will be no Micro Warehouse, Inc. general and administrative corporate inter-company charges related to the ESR Division (including amortization of acquisition cost/goodwill and the costs of any audits of the ESR Division) applied from Buyer. However, there will be ordinary operating charges to the ESR Division for direct costs including, but not limited to, charges for payroll, post-closing legal and accounting expenses, credit card expenses, etc. Such charges will be reasonably determined and mutually agreed upon by Buyer and the Major shareholders.

            (ii) Except in such cases in which Buyer reasonably determines that integration would be inappropriate, Buyer will integrate ESR into all of Buyer's marketing efforts and sales strategies which involve the sale of software, including but not limited to catalogs, web sites, print advertising, and other efforts as described below, beginning as soon as possible after execution of this Agreement and without charge to ESR except as specifically noted below. It is acknowledged that in certain situations Buyer will be required to obtain consents from third parties (including, but not limited to, various manufacturers and publishers) in connection with the integration described above, and Buyer agrees to use reasonable efforts to obtain such consents. Buyer's efforts shall include the following:

                  (A) Prominent promotion on all pages offering software in all catalogs, wit cross-sell messages where the same software is available for download similar to "Download this product now for faster delivery and free shipping!," except in cases where it is mutually agreed that such cross-sell message would be economically impractical because the cost of delivery via ESR is greater than the cost of mail order delivery and except in cases in which Buyer reasonably determines that such promotion would be inappropriate.

                  (B) Inclusion of a full page in the front half of every catalog mailed by Buyer where more than 5% of the pages of such catalog include promotion of software (it is specifically agreed that the Micro Warehouse, MacWarehouse, DTP Warehouse, and Developers Warehouse catalogs meet this criteria), or in the back half of the catalog in the case of the DataComm catalog and any other catalog in which the management of the ESR Division concludes that placement in the back half of the catalog would be more beneficial to the ESR Division.

                  (C) A less prominent link on the front cover, the back cover and the two page presentation located within the catalog containing order and contents information and reasonable efforts to place a less prominent link in every graphical element in a catalog in which a telemarketer photograph appears in conjunction with inbound phone numbers and related telemarketing information.

                  (D) Reasonable efforts to prominently promote ESR with an electronic link, where practical, on every introductory page and every page that includes software products of all web sites owned by Buyer, with cross-sell messages similar to the above connected to products which are also available via ESR, excluding Auction Warehouse sites, dedicated vendor sites, and other specific sites where ESR promotion would be inappropriate.

                  (E) Appropriate ESR promotion in all of Buyer's print advertising. Print advertising for USA Flex and InMac brands shall be excluded unless and until the ESR Division creates sites using those brands to limit customer confusion.

                  (F) Promotion on the catalog order form and front and back covers of every catalog, except for USA Flex and InMac branded catalogs unless and until the ESR Division creates sites using those brands to limit customer confusion.

                  (G) Prominent promotion on the cover of at least seventy-five percent (75%) of all MacWarehouse and MicroWarehouse branded catalogs for January, February, and March of 1998 for the ESR tax products promotion, except that MacWarehouse catalogs shall be excluded if it is reasonably mutually determined that tax products do not represent a sufficient sales opportunity for MacWarehouse customers.

                  (H) Inserts in all packages shipped wherever practical up to a maximum annual printing and production cost net of advertising revenue of $100,000, without charge to the ESR Division for printing and production or for inserting. If the costs of printing and production net of advertising revenue exceed $100,000 for calendar year 1998, then such additional costs above $100,000 will be charged to the ESR Division in calculating the Pre-Tax Income or Loss.

                  (I) When appropriate, prominent promotion in all broadcast emails sent by Buyer to customers on Buyer's customer lists and any other multi-offer emails sent by Buyer to customers on Buyer's customer lists.

                  (J) Full cooperation of Buyer's corporate and government sales forces.

            (iii) There will be no internal charge for use by the ESR Division of any of Buyer's databases. In addition to other efforts described above, the ESR Division may mail via traditional mail or electronic mail each customer in the Buyer's database up to four times per year with specific offers and promotions.

            (iv) Additional funds/people for international or other initiatives can be allocated to the ESR Division by Buyer, but there will be no negative impact on Earn-Out Payment calculations;

            (v) No interest costs or interest income is to be included in the calculation of the Earn-Out Payment;

            (vi) No expenses from ESR restricted stock grants and option grants are to be taken into account in calculating the Earn-Out Payment;

            (vii) The lesser of (x) 50% of management bonuses and (y) $200,000 are to be taken into account in calculating the Earn-Out Payment;

            (viii) ESR operations for the balance of 1997 will be run off the final projections underlying negotiation of the Earn-Out Payment;

            (ix) Buyer will fund all reasonable ESR Division cash needs in accordance with the cash projections of the ESR Division and the cash projections to be agreed upon in the 1998 budget. At a minimum, cash needed to fund the ESR Division's expenses as projected for the Earn-Out Payment will be provided; and

            (x) To avoid conflict with Buyer's other operating groups and divisions, regardless of Buyer's standard internal accounting practices both the ESR Division and Buyer's other groups or divisions will get credit for Earn-Out Payment and other compensation program calculations for any ESR-related revenue produced by such other group or division.

      (g) Buyer and the Major Shareholders acknowledge that; (a) the creative responsibility for material, content and actions in connection with non-ESR Division products and Auction Warehouse products shall repose with Micro Warehouse, Inc.'s Norwalk home office; and (b) the creative responsibility for presentation ("look and feel") for all broadcast and one-to-one mailings including those of the ESR Division shall repose with Micro Warehouse, Inc.'s Norwalk home office.


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